Exhibit 99.1

Contact:Brett D. Heffes

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION

ANNOUNCES CASH DIVIDEND

Minneapolis, MN (October  23, 2019)    Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved the payment of a quarterly cash dividend to shareholders. The quarterly dividend of $0.25 per share will be paid December 2, 2019 to shareholders of record on the close of business on November 6, 2019.  Future dividends will be subject to Board approval.

Winmark Corporation creates, supports and finances business. At September 28, 2019, there were 1,255 franchises in operation under the brands Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®. An additional 40 retail franchises have been awarded but are not open. In addition, at September 28, 2019, the Company had a lease portfolio of  $30.0 million.